EXHIBIT 10.2

SEPARATION AND SETTLEMENT AGREEMENT

     This Separation and Settlement Agreement (this "Agreement") is entered into as of April 25, 2009, by and between Corey S. Goodman, Ph.D. ("Dr. Goodman"), and Pfizer Inc ("Pfizer"). Dr. Goodman and Pfizer are referred to as the "Parties," and each as a "Party," in this Agreement.

Recitals

     A.      Dr. Goodman currently is employed by Pfizer as Senior Vice President, President of its Biotherapeutics and Bioinnovation Center, Elected Executive Officer, and a member of Pfizer's Executive Leadership Team. Dr. Goodman commenced employment with Pfizer on or about October 4, 2007, pursuant to the terms of an offer letter dated September 27, 2007 (the "Offer Letter").

     B.      In the negotiation, drafting, and execution of this Agreement, Dr. Goodman has been represented by Alan C. Mendelson and Linda M. Inscoe of Latham & Watkins LLP; and Pfizer has been represented by Mia Farber of Jackson Lewis LLP and Jeffrey D. Wohl of Paul, Hastings, Janofsky & Walker LLP.

     C.      This Agreement is the product of good-faith negotiations and compromise. Accordingly, nothing in this Agreement is intended or will be construed as an admission by either Party of any act or omission that breached any duty owed to, or violated the rights of, the other Party.

Based on these recitals, the Parties agree as follows:

Terms

     1.      Resignation from employment; final compensation arrangements. Upon his execution of this Agreement, Dr. Goodman will tender his resignation from all aspects of his employment with Pfizer, and all positions he holds with Pfizer, effective May 31, 2009 (his "Resignation Date"), by means of a letter of resignation in the form and substance evidenced by Appendix A to this Agreement. Prior to his Resignation Date, Dr. Goodman will be on a paid leave of absence from Pfizer, with all of his current compensation and benefits arrangements remaining in full force and effect until his Resignation Date. Upon his Resignation Date, Dr. Goodman will be paid all of his salary and unused vacation earned or accrued through his Resignation Date. In addition, Dr. Goodman will be provided with notice of his right to continue his health-insurance coverage, at his own expense, pursuant to COBRA.

     2.      Forgiveness of repayment of replacement cash compensation. Although, under his Offer Letter, Dr. Goodman's voluntary resignation prior to his two-year service anniversary date ordinarily would trigger his obligation to repay to Pfizer the second installment of his replacement cash compensation which he previously received ($1,700,000 less applicable tax withholding, or $1,066,990) ("Replacement Cash Compensation"), in consideration of (i) Dr. Goodman's acceptance of this Agreement and full abidance by it; (ii) execution and return to Pfizer not earlier than his Resignation Date of a Supplemental Release of Claims ("Supplemental Release") in the form and substance evidenced by Appendix B to this Agreement; and (iii) his non-revocation of his acceptance of the Supplemental Release within the seven-day period it provides, Pfizer will forgive the repayment of the Replacement Cash Compensation and waive the right to seek that repayment from Dr. Goodman.

     3.      Agreed-upon internal communication. Pfizer will release internally within Pfizer an announcement of Dr. Goodman's resignation with the content of Appendix C to this Agreement.

     4.      Release of claims by Dr. Goodman.

     a.     In consideration of and in exchange for the benefits provided to him under this Agreement, including but not necessarily limited to Pfizer's acceptance of Dr. Goodman's resignation effective May 31, 2009, and forgiveness of the repayment of the Replacement Cash Compensation, and except as provided in paragraph 4.d. of this Agreement, Dr. Goodman, on behalf of himself and his heirs, administrators, executors and assigns, releases and forever discharges Pfizer, its parents, subsidiaries, affiliated companies, successors and assigns, and its and their current and former employees, agents, representatives, shareholders, officers and directors (collectively, the "Pfizer Released Parties," each a "Pfizer Released Party") from any and all claims, injuries, damages, remedies, attorneys' fees and costs or any other losses, whether known or unknown, including but not limited to those arising out of or in any way relating to the Offer Letter, Dr. Goodman's employment with Pfizer, the termination of Dr. Goodman's employment with Pfizer, or otherwise, that he has or may have by reason of any facts or circumstances from the beginning of time through the date Dr. Goodman executes this Agreement (collectively, the "Goodman Released Claims," each a "Goodman Released Claim").

     b.     The Goodman Released Claims include but are not limited to any and all claims for breach of contract, personal injury, wages, benefits, defamation, wrongful discharge, discrimination, harassment, retaliation, impairment of economic opportunity, intentional infliction of emotional harm, negligence, or other tort, and any and all other claims based on any oral or written agreements or promises, whether arising under statute (including but not limited to claims arising under the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Labor Code, and/or any and all other federal, state, local or foreign statutes, executive orders or regulations), contract (express or implied), constitutional provision, common law, public policy or otherwise, from the beginning of time through the date Dr. Goodman executes this Agreement.

     c.     The Goodman Released Claims include all such known and unknown claims. Dr. Goodman therefore waives the protections of California Civil Code section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

     d.      Notwithstanding the foregoing, the Goodman Released Claims do not include:

(1) any claim to benefits under any Pfizer employee-benefit plan that that already are or will be vested as of Dr. Goodman's Resignation Date;

(2) any claim Dr. Goodman has or could assert as a Pfizer stockholder;

(3) any claim for unemployment-insurance or workers-compensation benefits;

(4) any charge or complaint with the U.S. Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing alleging discrimination or other conduct prohibited by applicable anti-discrimination or equal employment opportunity law; a complaint with the National Labor Relations Board; or a charge or complaint with any other administrative agency to the extent that right may not be waived by private agreement absent judicial or governmental supervision; provided that Dr. Goodman still waives and releases the right to recover monetary damages in any charge, complaint or lawsuit filed by him or by anyone else on his behalf;

(5) any claim against Pfizer for indemnity or contribution with respect to any claim asserted against Dr. Goodman by any third party arising from or related to Dr. Goodman's employment with Pfizer for which indemnity or contribution is provided by law or Pfizer's articles of incorporation or corporate by-laws; and

(6) any other claim that may not be waived by private agreement without judicial or governmental supervision.

     5.      Release of claims by Pfizer.

     a.      In consideration of and in exchange for Dr. Goodman's acceptance of this Agreement and the obligations it imposes upon him, and except as provided in paragraph 5.d. of this Agreement, Pfizer, on behalf of itself and its parents, subsidiaries, affiliated companies, successors and assigns, releases and forever discharges Dr. Goodman and his heirs, administrators, executors and assigns (the "Goodman Released Parties," each a "Goodman Released Party") from any and all claims, injuries, damages, remedies, attorneys' fees and costs or any other losses, whether known or unknown, arising from or related to Dr. Goodman's employment with Pfizer (collectively, the "Pfizer Released Claims," each a "Pfizer Released Claim").

     b.      The Pfizer Released Claims include but are not limited to any and all claims under the law of contract or tort, any claim based on breach of a statutory duty, and any other claim, from the beginning of time through the date Pfizer executes this Agreement.

     c.      The Pfizer Released Claims include all such known and unknown claims. Pfizer therefore waives the protections of California Civil Code section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

     d.      Notwithstanding the foregoing, the Pfizer Released Claims do not include:

(1) any claim against Dr. Goodman for indemnity or contribution with respect to any claim asserted against Pfizer by any third party arising from or related to Dr. Goodman's employment with Pfizer for which indemnity or contribution is provided by law or Pfizer's articles of incorporation or corporate by-laws; and

(2) any other claim that may not be waived by private agreement without judicial or governmental supervision.

     6.      Non-alienation of claims. Dr. Goodman represents and warrants that he has not assigned, transferred, or otherwise alienated any of the Goodman Released Claims to any third party, and Pfizer represents that it has not assigned, transferred, or otherwise alienated any of the Pfizer Released Claims to any third party. Dr. Goodman will indemnify Pfizer and hold it harmless from all damages, losses, costs and expenses which Pfizer may suffer or incur as a result of the assertion against it of any Goodman Released Claim by any third party, and Pfizer will indemnify Dr. Goodman and hold him harmless from all damages, losses, costs and expenses which Dr. Goodman may suffer or incur as a result of the assertion against him of any Pfizer Released Claim by any third party.

     7.      Non-disparagement. Dr. Goodman will not disparage any Pfizer Released Party or any Pfizer Released Party's goods, services, employees, customers, business relationships, or financial condition. No member of Pfizer's Executive Leadership Team will disparage Dr. Goodman. For purposes of this Agreement, to "disparage" means to make statements, whether true or false, that cast the subject of the statement in a critical or unfavorable light. Nothing in the foregoing will preclude Dr. Goodman or the other individuals referenced in this paragraph from providing truthful disclosures to an appropriate government agency, arbitrator, or court related to a legally-required filing, a governmental investigation, or a pending matter in controversy.

     8.      Confidentiality. Neither Dr. Goodman nor anyone acting by, through, under or in concert with him will speak to the press or other news or public media about his employment at Pfizer, the circumstances of his resignation from employment with Pfizer, or this Agreement, other than remarks or responses consistent with the agreed-upon communication described in paragraph 3 of this Agreement. Neither any member of Pfizer's Executive Leadership Team, nor any member of the Pfizer media relations team or the Pfizer investor relations team, nor anyone acting by, through, under or in concert with such person, will speak to the press or other news or public media about Dr. Goodman's employment at Pfizer, the circumstances of his resignation from employment with Pfizer, or this Agreement, other than remarks or responses consistent with the agreed-upon communication described in paragraph 3 of this Agreement. Notwithstanding the foregoing, this Agreement may be disclosed as required by applicable securities or other laws, and introduced as evidence in a subsequent proceeding in which either Dr. Goodman or a Released Party alleges a breach of this Agreement, or one of them asserts any claim or commences any legal proceeding against the other.

     9.      Protection of Pfizer Confidential Information; return of Pfizer property; injunctive relief.

     a.     Except as otherwise required by law, Dr. Goodman will not disclose, directly or indirectly, any trade secrets, confidential information, intellectual property, or other proprietary information belonging to Pfizer or any business partner of Pfizer's that he learned, obtained, acquired or had access to while employed by Pfizer, including but not limited to technologies, financial information and data, personnel and compensation information, marketing data or information, customer identities, customer lists, and business information, including without limitation files, papers, memoranda, correspondence, reports, mailing lists, rolodexes, tape or other recordings, pictures, software and hardware, laptop, BlackBerry, cell telephone, keys, identification card, security access cards, credit cards, computer print-outs, computer disks and tapes, etc. (collectively, the "Confidential Information"). Confidential Information does not include information that is or becomes publicly available, other than by the actions of Dr. Goodman. Dr. Goodman also will not use any such Confidential Information to damage Pfizer or its interests, customers, or business partners.

     b.     Dr. Goodman will remain bound and strictly abide by the applicable terms of any agreement related to Confidential Information or the assignment of inventions and patent rights and protection of Pfizer property to which he previously agreed.

     c.     In executing this Agreement, Dr. Goodman certifies that he has removed and returned to Pfizer, or will do so as soon as possible and by not later than May 31, 2009, all Confidential Information from his home and/or personal-computer drives and from any other personal electronic, digital or magnetic storage devices; and all property belonging to Pfizer.

     d.     Dr. Goodman acknowledges that Pfizer would be irreparably injured by a violation by him of any provision of this paragraph 9. In the event of any such breach or threatened breach, Pfizer will be entitled to a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining Dr. Goodman from any actual or threatened breach of this paragraph, as well as any other relief provided by law, including damages.

     10.      Non-solicitation. While he remains a Pfizer employee and continuing during the period ending on August 31, 2009, Dr. Goodman will not directly or indirectly solicit, or induce any other person to solicit, any Pfizer employee to leave Pfizer's employ and become employed by a Pfizer competitor.

     11.      Cooperation with requests for information and assistance. Dr. Goodman will be available, upon reasonable notice, to respond to questions and provide assistance to Pfizer regarding matters for which he was responsible and about which he had knowledge in connection with his employment with Pfizer. Dr. Goodman also will fully cooperate in any potential or pending litigation that may involve him in any capacity as a result of his employment with Pfizer. This includes, if necessary, meeting at mutually convenient times with Pfizer's attorneys, attending meetings, depositions and trial, and providing truthful testimony. Except to the extent that Dr. Goodman is a defendant or co-defendant in such proceedings under circumstances in which he is not entitled to indemnity by Pfizer, or a subpoenaed witness (other than being subpoenaed by Pfizer or at Pfizer's request), Pfizer will reasonably compensate Dr. Goodman, at rates consistent with those applicable to an expert of Dr. Goodman's qualifications and experience, for his time in complying with this paragraph and will provide prompt reimbursement for all reasonable out-of-pocket expenses he incurs in complying with this paragraph, including, without limitation, business-class airfare, hotels, meals, ground transportation, and other travel expenses.

     12.      No admission of fault. This Agreement is the product of good-faith negotiations and compromise. Accordingly, nothing in this Agreement is intended or will be construed as an admission by either Party of any act or omission that breached any duty owed to, or violated the rights of, the other Party.

     13.      Arbitration. Any claim or controversy arising from or related to this Agreement will be settled by binding arbitration conducted by Judicial Arbitration & Mediation Services ("JAMS") pursuant to its applicable rules, to be conducted in the City and County of San Francisco. The award of the arbitrator may be enforced as a judgment by a court of competent jurisdiction.

     14.      Time to consider whether to accept Agreement; advice to consult counsel; right to revoke acceptance. Dr. Goodman has 21 days after being presented with this Agreement, or not later than May 16, 2009, to consider and accept this Agreement, although he is free to accept this Agreement at any time within that 21-day period. Dr. Goodman is advised to consult an attorney about this Agreement. If Dr. Goodman accepts this Agreement, he must send a copy of the signed Agreement by facsimile, and mail or deliver the original of the signed Agreement, to:

Jeffrey D. Wohl
Paul, Hastings, Janofsky & Walker LLP
55 Second Street, 24th Floor
San Francisco, California 94105
Telephone: (415) 856-7255
Facsimile: (415) 856-7355

Dr. Goodman will have an additional seven days after he signs this Agreement in which to revoke his acceptance, which he may do by sending by facsimile and delivering or mailing a signed notice of revocation to Jeffrey D. Wohl at the facsimile number and address shown above. If this seven-day period elapses without a timely revocation by Dr. Goodman, the Agreement will become final and effective.

     15.      Applicable law. Except to the extent that federal law governs, this Agreement will be governed by and construed and enforced in accordance with the laws of the State of California.

     16.      Integrated agreement; changes. This Agreement contains the entire agreement between Dr. Goodman and Pfizer and replaces any prior agreements or understandings between the parties (including, but not limited to, the Offer Letter), whether written or oral, except for any agreements Dr. Goodman may have signed in connection with or during his employment governing the protection of Confidential Information or the assignment of inventions and patent rights and protection of Pfizer property, all of which will remain in full force and effect. This Agreement may not be changed unless the changes are in writing and signed by Dr. Goodman and an authorized representative of Pfizer.

     17.      Severability. If any provisions of this Agreement are declared unenforceable by a court of competent jurisdiction, then such provisions will be deemed to be removed from the Agreement and the remaining provisions will be unaffected and remain valid and binding upon the Parties.

     18.      Representations and warranties by Dr. Goodman. By signing this Agreement, Dr. Goodman warrants that he:

a.     has carefully read and reviewed this Agreement;

b.     fully understands all of its terms and conditions;

c.     fully understands that this Agreement is legally binding and that by signing it he is giving up certain rights;

d.     has not relied on any other representations by Pfizer or its employees or agents, whether written or oral, concerning the terms of this Agreement;

e.    has been provided up to 21 days to consider whether to accept this Agreement;

f.     will have seven days to revoke his acceptance after signing it;

g.    has been advised, and have had the opportunity, to consult with an attorney prior to executing this Agreement;

h.    executes and delivers this Agreement freely and voluntarily;

i.     is waiving any rights or claims he may have under the Age Discrimination in Employment Act of 1967; and

j.     is not waiving any rights or claims which may arise after this Agreement is signed.

Execution by Parties

The Parties accept and agree to this Agreement.

Dated: April 26, 2009.                                                       COREY S. GOODMAN, PH.D.

                                                                                            /s/ Corey S. Goodman

Dated: April 27, 2009.                                                       PFIZER INC

                                                                                          By: /s/  Amy W. Schulman

                                                                                                Amy W. Schulman, Senior Vice President and General Counsel

APPENDIX A

[LETTER OF RESIGNATION]

[CG LETTERHEAD]

_____ __, 2009

Board of Directors
Pfizer Inc 235 East 42nd Street
New York, New York 10017

     Re: Resignation from Employment

Ladies and Gentlemen:

     Effective May 31, 2009, I hereby resign from my positions as Senior Vice President, President, Biotherapeutics and Bioinnovation Center of Pfizer Inc, and any and all other positions of employment or otherwise with Pfizer Inc, its subsidiaries, and any other of its affiliated entities held by me.

Very truly yours,

Corey S. Goodman, Ph.D.

APPENDIX B

[SUPPLEMENTAL RELEASE OF CLAIMS]

SUPPLEMENTAL RELEASE OF CLAIMS

          YOU ARE ADVISED TO CONSULT AN ATTORNEY ABOUT THIS RELEASE

     1.      In consideration of and in exchange for the benefits provided to me under my Separation and Settlement Agreement dated as of April 25, 2009 (the "Agreement"), including but not necessarily limited to the acceptance by Pfizer Inc ("Pfizer") of my resignation effective May 31, 2009 (my "Resignation Date"), and forgiveness of the repayment of the Replacement Cash Compensation as set forth in the Agreement, I, on behalf of myself and my heirs, administrators, executors and assigns, release and forever discharge Pfizer, its parents, subsidiaries, affiliated companies, successors and assigns, and its and their current and former employees, agents, representatives, shareholders, officers and directors (collectively, the "Released Parties," each a "Released Party") from any and all claims, injuries, damages, remedies, attorneys' fees and costs or any other losses, whether known or unknown, including but not limited to those arising out of or in any way relating to my September 27, 2007, offer letter, my employment with Pfizer, the termination of my employment with Pfizer, or otherwise, that I have or may have by reason of any facts or circumstances from the beginning of time through the date I execute this Supplemental Release of Claims (collectively, the "Released Claims," each a "Released Claim").

     2.      The Released Claims include but are not limited to any and all claims for breach of contract, personal injury, wages, benefits, defamation, wrongful discharge, discrimination, harassment, retaliation, impairment of economic opportunity, intentional infliction of emotional harm, negligence, or other tort, and any and all other claims based on any oral or written agreements or promises, whether arising under statute (including but not limited to claims arising under the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Labor Code, and/or any and all other federal, state, local or foreign statutes, executive orders or regulations), contract (express or implied), constitutional provision, common law, public policy or otherwise, from the beginning of time through the date he executes this Agreement.

     3.      The Released Claims include all such known and unknown claims. I therefore waive the protections of California Civil Code section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

     4.      Notwithstanding the foregoing, the Released Claims do not include:

a.     any claim to benefits under any Pfizer employee-benefit plan that that already are or will be vested as of my Resignation Date;

b.     any claim I have or could assert as a Pfizer stockholder;

c.     any claim for unemployment-insurance or workers-compensation benefits;

d.     any charge or complaint with the US Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing alleging discrimination or other conduct prohibited by applicable anti-discrimination or equal employment opportunity law; a complaint with the National Labor Relations Board; or a charge or complaint with any other administrative agency to the extent that right may not be waived by private agreement absent judicial or governmental supervision; provided that I still waive and release the right to recover monetary damages in any charge, complaint or lawsuit filed by me or by anyone else on my behalf;

e.     any claim against Pfizer for indemnity or contribution with respect to any claim asserted against me by any third party arising from or related to my employment with Pfizer for which indemnity or contribution or indemnity is provided by law or Pfizer's articles of incorporation or corporate bylaws; and

f.     any other claim that may not be waived by private agreement without judicial or governmental supervision.

     5.      In signing this Supplemental Release of Claims ("Supplemental Release"), I represent and warrant that I:

a.     have carefully read and reviewed this Supplemental Release;

b.     fully understand all of its terms and conditions;

c.     fully understand that this Supplemental Release is legally binding and that by signing it I am giving up certain rights;

d.     have not relied on any other representations by Pfizer or its employees or agents, whether written or oral, concerning the terms of this Supplemental Release;

e.     have been provided up to 21 days to consider whether to accept this Supplemental Release;

f.     will have seven days to revoke my acceptance after signing it, and may do so by submitting by facsimile and mailing or delivering a notice of revocation to:

Jeffrey D. Wohl
Paul, Hastings, Janofsky & Walker LLP
55 Second Street, 24th Floor
San Francisco, California 94105
Telephone: (415) 856-7255
Facsimile: (415) 856-7355

  g.      have been advised, and have had the opportunity, to consult with an attorney prior to executing this Supplemental Release;

  h.     execute and deliver this Supplemental Release freely and voluntarily;

  i.      am waiving any rights or claims I may have under the Age Discrimination in Employment Act of 1967; and

  j.      am not waiving any rights or claims which may arise after this Supplemental Release is signed.

Dated: ______________, 2009.                               COREY S. GOODMAN, Ph.D.

_____________________

APPENDIX C

[INTERNAL COMMUNICATION REGARDING DR. GOODMAN'S RESIGNATION]

Dear BBC Colleagues,

      I am writing to inform you that after much consideration Corey Goodman, President, Biotherapeutics and Bioinnovation Center (BBC), a truly outstanding scientist and Pfizer leader, has decided to leave the organization.

     With the BBC federation thriving and well positioned to help Pfizer achieve leadership in biotherapeutics, Corey felt that the time was right for him to pursue other opportunities, which will undoubtedly include what had once drawn him to launch two biotech startups and enter the pharmaceutical industry-innovation and challenge. We can be certain that the next chapter in his career will heavily involve these two areas where science and society interface and where he can continue to make a meaningful difference for human health and major medical needs.

     Corey's career has been marked by academic and scientific excellence and distinction. At Pfizer, it has been no different. Corey joined Pfizer nearly two years ago to help build a research organization that, through its biotech strengths, capabilities and spirit, would be truly innovative. The BBC has been tremendously successful in driving our biotherapeutics strategy forward, advancing Pfizer as a leader in cutting-edge biotherapeutic technologies and positioning us for clinical, commercial and competitive success.

     Under Corey's leadership, we began to see significant results, and are grateful for all that he and each of you have done to shape our burgeoning biotherapeutics capabilities and portfolio and foster an entrepreneurial spirit that has spread beyond the BBC.

     Once our acquisition of Wyeth is completed later this year, the new Biotherapeutics Research Group will build on the strong foundation and momentum from both the BBC and Wyeth Biotech. Under the future leadership of Mikael Dolsten, who is greatly impressed by what you have achieved, and the way you have achieved it, the BBC will continue as a federation of distinct research units and will have an even greater opportunity to advance scientific programs within the future organization that Corey helped design.

     Until the close of the Wyeth acquisition, I have asked Rodney Lappe, Chief Scientific Officer for CovX, to lead the BBC, ensure a smooth transition and continue to help all of you propel the BBC forward in meeting your 2009 commitments. He will report into Martin Mackay until Mikael is in his new role.

     Corey has had many impressive chapters in his career, and we wish him all the best in his next one. I hope that you will join me in thanking Corey for his contributions and for his leadership of the BBC and our company.

Sincerely,

Jeff